Exhibit 10.2

December 20, 2000

Mr. Robert G. Watts, Jr.

11942 Hardwood Drive

Midlothian, VA 232113

Employment Agreement

Dear Bob:

This is to confirm our agreement regarding your employment as President and Chief Executive Officer of First Capital Bank (the “Bank”).

1. Title and Duties. You will serve as President and Chief Executive Officer of the Bank and will carry out such duties as are normally attendant to such position and such other duties as may be designated by the Board of Directors of the Bank.

2. Term. The initial term of this Agreement shall commence on December 20, 2000, and shall continue until terminated in accordance with the provisions of this Agreement. You will serve as an “at will” employee of the Bank and either party may terminate this Agreement at any time for any reason, with or without cause. If the Bank terminates this Agreement “for cause”, as hereinafter defined, it shall be entitled to terminate the Agreement immediately upon providing you with written notice thereof. If the Bank terminates this Agreement “without cause”, as hereinafter defined, it shall provide to you at least thirty (30) days prior written notice. If you wish to terminate this Agreement for any reason, you agree to provide the Bank at least thirty (30) days prior written notice.

For the purposes of this Agreement, termination “for cause” shall mean termination by the Bank for any one or more of the following reasons:

(1)	your willful misconduct, as determined by the Board of Directors of the Bank, in its sole discretion;

(2)	your conviction of a felony;

(3)	any act or omission by you involving dishonesty, as determined by the Board of Directors of the Bank, in its sole discretion;

(4)	any disloyalty by you to the Bank, as determined by the Board of Directors of the Bank, in its sole discretion;

(5)	any breach by you of Section 5 of this Agreement; or

Mr. Robert G. Watts

December 20, 2000

(6)	any act or omission by you causing damage to the reputation of the Bank, as determined by the Board of Directors of the Bank, in its sole discretion.

For the purposes of this Agreement, termination “without cause” shall mean any termination by the Bank other than “for cause”.

3. Compensation.

(a) Base Salary. During the term of this Agreement, you will receive a base salary of One Hundred Three Thousand Five Hundred Dollars ($103,500.00) per year, paid in bi-weekly installments. Your annual base salary shall be subject to adjustment at the discretion of the Board of Directors of the Bank.

(b) Bonus Compensation. In addition to the base salary provided above, you will be eligible for such bonus compensation as shall be determined by the Board of Directors of the Bank, in its sole discretion. Any bonus compensation will be based primarily on the profitability of the Bank, as well as your performance of your duties as President and CEO of the Bank.

(c) Stock Option. You will be entitled to receive a stock option (the “Option”) to purchase 5,500 shares of the Bank’s common stock under the Bank’s 2000 Stock Option Plan. The Option will vest pro rata over a five-year period and will be evidenced by a Stock Option Agreement between you and the Bank.

(d) Compensation Upon Termination.

(i) Subject to the provisions of Section 3(d)(ii) below, in the event the Bank terminates your employment without cause, the Bank shall be obligated to continue to pay you your base salary for a period of at least six (6) months and no more than twelve (12) months after termination, such period to be determined by the Board of Directors of the Bank in its sole discretion. In the event the Bank terminates your employment for cause, or, subject to the provisions of Section 3(d)(ii) below, if you elect to terminate your employment, you shall be entitled to receive your base salary only through the date of termination.

(ii) Notwithstanding anything set forth in Section 3(d)(i) above to the contrary, in the event the Bank or any successor entity to the Bank terminates your employment without cause within nine (9) months following a “change of control”, as hereinafter defined, the Bank or such successor entity shall be obligated to continue to pay you your base salary for a period of 18 months following such termination. For the purposes of this Agreement, a “change of control” shall mean:

(a) The acquisition by any Person (as defined below) of beneficial ownership of 50% or more of the then outstanding shares of Common Stock of the Bank; or

Mr. Robert G. Watts

December 20, 2000

(b) Individuals who constitute the Board on the effective date of the Plan (the “Incumbent Board”) cease to constitute a majority of the Board, provided that any director whose nomination was approved by a vote of at least two-thirds of the directors then comprising the Incumbent Board will be considered a member of the Incumbent Board, but excluding any such individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the directors of the Bank (as such terms are used in Rule 14a-11 promulgated under the Exchange Act); or

(c) Approval by the shareholders of the Bank of a reorganization, merger, share exchange or consolidation (a “Reorganization”), provided that shareholder approval of a Reorganization will not constitute a Change in Control if, upon consummation of the Reorganization, each of the following conditions is satisfied:

(i) no Person beneficially owns 20% or more of either (1) the then outstanding shares of Common Stock of the corporation resulting from the transaction or (2) the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors; and

(ii) at least a majority of the members of the board of directors of the corporation resulting from the Reorganization were members of the Incumbent Board at the time of the execution of the initial agreement providing for the Reorganization; or

(d) Approval by the shareholders of the Bank of a complete liquidation or dissolution of the Bank or of the sale or other disposition of all or substantially all of the assets of the Bank.

(e) For purposes of this Section, “Person” means any individual, entity or group (within the meaning of Section 13(d)(3) of the Exchange Act, other than any employee benefit plan (or related trust) sponsored or maintained by the Bank or any affiliated company), and “beneficial ownership” has the meaning given the term in Rule 13d-3 under the Exchange Act.

(f) Neither the sale of Common Stock in an initial public offering nor any restructuring of the Bank or its Board in contemplation of or as a result of an initial public offering shall constitute a Change of Control for purposes of this Agreement.

Mr. Robert G. Watts

December 20, 2000

4. Benefits. In addition to the compensation set forth above, you will receive the following benefits:

(a) health insurance coverage equal to what other Bank employees receive (currently $250.00 per month in a cafeteria plan);

(b) a monthly automobile allowance of $200.00;

(c) participation in the Bank’s 401(k) plan, which does not currently provide for matching contributions from the Bank;

(d) three weeks of paid vacation per year; and

(e) such other benefits as may be made generally to other employees of the Bank, including but not limited to paid sick leave, expense reimbursement, and short and long term disability coverage.

5. Confidentiality. You agree to keep all non-public information and trade secrets of the Bank confidential and not to use such information or trade secrets except in furtherance of your duties as President and CEO of the Bank. You also agree not to disclose to any unauthorized person or entity any such non-public information or trade secrets unless required by applicable law. The Bank’s non-public information and trade secrets shall include, but shall not be limited to, information regarding the Bank’s customers, prospective customers, marketing methods and business plan. Upon termination of this Agreement for any reason, you agree to promptly return to the Bank any and all materials relating to such non-public information and trade secrets and any other property of the Bank. This covenant will survive any termination of this Agreement and the Bank shall be entitled to injunctive relief against you, in addition to any other remedies available to the Bank, in connection with enforcing its rights under this Section 5.

6. Non-Competition. (a) In the event this Agreement is terminated (i) by you for any reason, or for no reason, prior to December 31, 2002, or (ii) by the Bank at any time for cause prior to December 31, 2002, you agree that, for a period of six (6) months following such termination, you will not be employed as an executive or management employee by, or provide executive or management services as an independent contractor or consultant to, any bank located within the Restricted Territory (as defined below). In the event this Agreement is terminated by the Bank without cause at any time, you agree that, for a period of time following such termination equal to the number of months the Bank is obligated to make payments to you under Section 3(d)(i) of this Agreement, you will not be employed by, or provide services as an independent contractor or consultant to any bank located in the Restricted Territory. For the purposes of this Section 6, the “Restricted Territory” shall mean anywhere within any of the following Virginia counties or cities: Henrico County, Hanover County, Chesterfield County or the City of Richmond.

Mr. Robert G. Watts

December 20, 2000

(b) The covenant contained in this Section 6 shall not be applicable in the event this Agreement is terminated by you any time after December 31, 2002.

(c) The covenant contained in this Section 6 shall survive any termination of this Agreement.

(d) You hereby agree and acknowledge that the remedies at law for any breach by you of the covenant contained in this Section 6 will be inadequate due to the potential for immediate and irreparable injury to the Bank and that the Bank shall be entitled to injunctive relief against you in addition to any other remedies available to the Bank, including but not limited to, the recovery of damages from you.

(e) It is our intention that the covenant provided for in this Section 6 be enforceable to the fullest extent permissible under applicable law. We therefore agree that it is our intention that should any provision of this Section 6 be found by a court of competent jurisdiction to be unreasonable and otherwise unenforceable, any such provision shall nevertheless be enforceable to the extent such court shall deem reasonable, and, in such event, it is our intention, desire and request that the court reform such provision to the degree minimally necessary to render such provision, as so reformed, reasonable and enforceable under applicable law. In the event of such judicial reformation, we agree to be bound by this Agreement as reformed in the same manner and to the same extent as if we had agreed to such reformed Agreement in the first instance.

7. Assignment. This Agreement shall be binding upon and inure to the benefit of the parties and their respective personal representatives, successors and assigns. Neither this Agreement nor any of the rights of the parties hereunder may be transferred to or assigned by either party hereto, except that if the Bank shall merge or consolidate with or into, or sell or otherwise transfer substantially all of its assets to another entity which assumes, either expressly or by operation by law, the Bank’s obligations hereunder, the Bank may assign its rights and obligations hereunder to such entity without your consent. You specifically consent to the assignment by the Bank of the Bank’s rights under Sections 5 and 6 of this Agreement.

8. Governing Law. This Agreement shall be governed by the laws of the Commonwealth of Virginia.

9. Entire Agreement. This Agreement is the entire agreement of the parties with respect to the subject matter hereof.

10. Severability. If any provision of this Agreement shall be deemed invalid or unenforceable, such determination shall not affect the remaining provisions of this Agreement.

Mr. Robert G. Watts

December 20, 2000

11. Modification. This Agreement shall not be modified except in a writing signed by the parties.

If you agree to the foregoing, please sign where indicated and return an executed counterpart of this letter to me.

Sincerely,

Grant S. Grayson

Chairman of the Board

Agreed: December     , 2000

Robert G. Watts